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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY
1600 BROADWAY, SUITE 2200	MANAGER—INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES 10% PRODUCTION
INCREASE IN FIRST QUARTER

        DENVER, COLORADO—May 5, 2004—Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter of 2004 and provided updates for Forest's operations and its 2004 guidance.

FIRST QUARTER 2004 RESULTS

        For the first three months of 2004, Forest's sales volumes increased by 10% compared to the first quarter of 2003. Natural gas volumes increased 5% and liquids volumes increased 16% in the 2004 period compared to the 2003 period. Netbacks (oil and gas sales revenue less production expense) of approximately $135 million for the first three months of 2004 were slightly higher than those reported in the first quarter of 2003. Year-over-year revenue increases were offset by exceptional charges relating to acquisition transition activities and workovers on properties acquired in the fourth quarter of 2003. Significant reductions were achieved in general and administrative expense, resulting in a 7% increase in EBITDA to approximately $129 million in the first quarter of 2004 compared to approximately $120 million in the corresponding period in 2003. Capital expenditures for the first three months of 2004 decreased 18% to approximately $59 million compared to approximately $73 million in the first three months of 2003, resulting in EBITDA in excess of capital expenditures of approximately $70 million in the 2004 period compared to $48 million in 2003.

        During the first quarter, cash flow from operations was approximately $98 million, net of approximately $18 million attributable to increases in working capital items. The cash flow from operations was used primarily to fund capital expenditures and to reduce long-term debt. At March 31, 2004, net debt (long-term debt minus cash) decreased $57 million to $861 million compared to $918 million at December 31, 2003.

        For the quarter ended March 31, 2004, Forest reported net earnings from continuing operations of $19.6 million or $.37 per basic share and net earnings of $19.1 million or $.36 per basic share, a decrease of 51% compared to net earnings of $38.9 million or $.81 per share in the corresponding 2003 period. Lower earnings for the quarter ended March 31, 2004 compared to the corresponding period of 2003 were due primarily to increases in depreciation and depletion expense offset partially by higher EBITDA.

Certain Comparative Financial and Operating Data

        The following table sets forth certain of Forest's financial and operating data for the quarters ended March 31, 2004 and 2003:

	Three Months Ended March 31,
	2004	2003
Daily natural gas sales volumes (MMcf):
United States	233.8	224.1
Canada	34.5	32.2

Total	268.3	256.3
Daily liquids sales volumes (MBbls):
United States	24.4	20.1
Canada	2.5	3.0

Total	26.9	23.1
Equivalent daily sales volumes (MMcfe):
United States	380.0	344.5
Canada	49.5	50.2

Total	429.5	394.7
Total equivalent sales volumes (Bcfe)	39.1	35.5
Oil and gas sales revenue (millions)	$193.8	168.2
Average gas sales price ($/Mcf)	$5.08	4.94
Average liquids sales price ($/Bbl)	$28.54	26.14
Cash costs (per Mcfe):
Oil and gas production expense	$1.52	.99
General and administrative expense	$.16	.24
Interest expense	$.33	.36
Current income tax expense	$.02	—

First Quarter 2004 Financial and Operational Results

        In the quarter ended March 31, 2004, oil and gas sales volumes increased approximately 10% compared to the first quarter of 2003 due primarily to acquisitions of producing properties made in the fourth quarter of 2003.

        Increased price realizations of 9% and 3% for oil and natural gas, respectively, combined with higher sales volumes to generate oil and gas revenue increases of 15% in the first quarter of 2004 compared to the first quarter of 2003.

        Oil and gas production expense increased in the quarter ended March 31, 2004 compared to the corresponding 2003 period. The increase was attributable primarily to properties acquired in the fourth quarter of 2003. The components of oil and gas production expense were as follows:

	Quarter Ended March 31,
	2004	Per Mcfe	2003	Per Mcfe
	(In Thousands, expect per unit amounts)
Direct operating expense	$42,649	1.09	27,064	0.76
Workovers	6,300	0.16	1,173	0.03
Product transportation	3,645	0.09	2,868	0.08
Production and ad valorem taxes	6,735	0.18	4,095	0.12

Total oil and gas production expense	$59,329	1.52	35,200	0.99

        Direct operating expense for the first three months of 2004 was adversely affected by non-recurring charges of approximately $5.2 million associated with service provider terminations and other costs related to assuming operatorship of acquired properties in the Gulf Coast Region. Workovers included approximately $3.6 million for repairs on wells in Alaska and approximately $2.2 million for workover costs on acquired properties in the Gulf Coast Region. Ongoing direct operating expenses were higher due to the acquisition of properties with higher lease operating expense than the company's base properties.

        General and administrative expense decreased 26% to $6.4 million for the quarter ended March 31, 2004 compared to $8.6 million for the corresponding period in 2003. The decrease resulted primarily from cost reduction measures in corporate areas and from higher overhead recoveries.

        Depreciation and depletion expense increased to $79.6 million for the quarter ended March 31, 2004 from $48.3 million for the corresponding period in 2003. On a per-unit basis, the depletion rate was $2.02 per Mcfe for the quarter ended March 31, 2004 compared to $1.34 per Mcfe in the corresponding period in 2003. The increases in depletion expense and in the per-unit depletion rate in 2004 compared to 2003 were due primarily to downward revisions in estimated proved reserves in the fourth quarter of 2003.

        On March 1, 2004, the gas marketing business operations of Forest's Canadian marketing subsidiary were sold. The results of operations for the gas marketing business have been reported as discontinued operations in the accompanying financial statements.

Hedging

        Forest currently has hedges in place for the remainder of 2004 and 2005 covering the aggregate average daily volumes and weighted average prices shown below.

	Remainder of 2004	2005
Natural gas swaps:
Contract volumes (BBtu/d)	115.6	70.0
Weighted average price (per MMBtu)	$4.88	4.63
Natural gas collars:
Contract volumes (BBtu/d)	11.1	4.9
Weighted average ceiling price (per MMBtu)	$6.51	6.89
Weighted average floor price (per MMBtu)	$5.40	5.25
Natural gas three-way collars:
Contract volumes (BBtu/d)	20.6	—
Weighted average ceiling price (per MMBtu)	$5.87	—
Weighted average floor price (per MMBtu)	$4.75	—
Three-way weighted average floor price (per MMBtu)	$3.50	—
Oil swaps:
Contract volumes (MBbls/d)	10.2	2.5
Weighted average price (per Bbl)	$25.71	25.45
Oil three-way collars:
Contract volumes (MBbls/d)	—	1.5
Weighted average ceiling price (per Bbl)	$—	32.00
Weighted average floor price (per Bbl)	$—	28.00
Three-way weighted average floor price (per Bbl)	$—	24.00

OPERATIONAL PROJECT UPDATE

Gulf Coast Business Unit

West Cameron 112 #1 (55% Working Interest)

        Forest tested the West Cameron Block 112 #1 deep shelf discovery through the facilities at a restricted rate of 17 MMcfe/d. Platform construction is underway with installation and initial production scheduled for the third quarter of 2004.

Vermilion Block 102 (100% Working Interest)

        The Vermilion 102 A-4 well was successfully drilled and completed at a production rate of 10 MMcfe/d. The A-4 well was the third successive discovery following 3-D seismic. Gross field production is currently 28 MMcfe/d. Several additional prospects are being evaluated.

Eugene Island Block 273 (75% Working Interest)

        The new EI 273 "D" platform installation was completed and a drilling rig has been mobilized to complete the D-1 discovery well. Initial production is expected to commence in the second quarter of 2004 from the first completion followed by three additional wells.

South Bonus Area, South Texas (69% - 80% Working Interest)

        Three additional shallow Frio wells were completed in the first quarter of 2004, bringing the total to ten completions out of eleven wells drilled since the undeveloped acreage was acquired in 2003. The second consecutive discovery in the deeper Yegua program, the McMillan #2, tested at a rate of 4

MMcfe/d. The field's total gross production is currently 20 MMcfe/d. The first deep Wilcox exploratory well is now being completed. Additional wells are planned in 2004 in all three programs.

Acquisitions

        Operations from the fields acquired in the fourth quarter of 2003 were integrated into Forest's field operations immediately following the closing of the transactions. Production increases have occurred in several South Louisiana and Gulf of Mexico fields.

Western Business Unit

Gomez Field, West Texas (91% Working Interest)

        The Ophal Dunlap 18-1 workover in Pecos County, Texas resulted in a gross production increase of 7 MMcfe/d.

Southwest Wyoming (50 - 100% Working Interest)

        Forest participated in the drilling and completion of four wells in the Wild Rose field during the first quarter of 2004. Gross production from this field increased from approximately 9.5 MMcfe/d to 13.6 MMcfe/d during the quarter. Drilling activity continues in the Wild Rose and Jonah fields.

Acquisitions

        In January 2004, Forest took over operations of the Permian Basin properties acquired December 31, 2003. Marginal and low working interest fields were sold in February of 2004. Successful workover activity has increased production in several fields and the waterflood installation program is in progress.

Canada Business Unit

Foothills—Narraway Area (50% - 100% Working Interest)

        Gross production has reached a new record at 34 MMcfe/d following the completion of the Narraway 8-14 at 5.6 MMcfe/d. The Narraway 16-29 is awaiting completion following spring break-up. Additional drilling is planned as road conditions permit.

Foothills—Waterton Area (20% - 30% Working Interest)

        The Waterton 14-21 exploratory well was tested at rates from 4 to 7 MMcfe/d. The well was placed on production at the end of the first quarter at 4 MMcfe/d. A second location is being permitted.

Plains Area (57% - 100% Working Interest)

        Drilling activity continues in the Kaybob area with five shallow wells being completed thus far in 2004. Activity in the Rimbey area was highlighted by the Rimbey 1-26 which tested 2.2 MMcfe/d.

2004 GUIDANCE

        Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

        Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

        The production, transportation and marketing of liquids and gas are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes and earthquakes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

        Given these general limitations and those discussed below, the following is a summary of Forest's forecast for 2004:

        Daily Production.    We expect that our daily production will be in the range of 440 to 470 MMcfe/d for the full year of 2004. Production is expected to increase from the first quarter of 2004 based on the assumption that three significant additional Gulf of Mexico fields will come on-line in the remainder of 2004. Forest's first quarter production was adversely impacted by platform downtime resulting from drilling activity and water encroachment in the High Island #116 field in January 2004.

        Liquids Production.    We expect that our 2004 production of oil and natural gas liquids will be between 26,000 and 27,000 Bbls/d.

        Gas Production.    We expect that our 2004 natural gas production will be between 280 and 310 MMcf/d.

        Production Expense.    Our oil and gas production expense (which includes production taxes and product transportation) varies in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that due primarily to the unplanned expenditures in the first quarter our 2004 production expense will now be between $195 million and $215 million.

        General and Administrative Expense (G&A).    We expect that due to lower than anticipated spending in the first quarter our 2004 G&A expense will now be between $30 million and $35 million.

        Depreciation, Depletion and Amortization (DD&A).    We expect that our DD&A rate will be between $2.00 and $2.10 per Mcfe during 2004.

        Capital Expenditures.    We expect that due to lower than anticipated spending in the first quarter capital expenditures will now be between $275 million and $310 million in 2004. This expenditure level does not include any acquisitions. Some of the factors impacting the level of capital expenditures in 2004 include crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

NON-GAAP FINANCIAL MEASURES

        In addition to reporting earnings from continuing operations as defined under U.S. Generally Accepted Accounting Principles (GAAP), Forest also presents EBITDA, which consists of earnings from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization expense and accretion of asset retirement obligation. Management uses this measure to assess the company's ability to generate cash to fund exploration and development activities and to service debt. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. EBITDA should not be considered as an alternative to earnings from continuing operations as defined by GAAP. The following is a reconciliation of earnings from continuing operations to EBITDA:

	Three Months Ended March 31,
	2004	2003
Earnings from continuing operations	$19,637	34,256
Interest expense	12,947	12,960
Income tax expense	12,501	21,799
Depreciation, depletion and amortization expense	79,628	48,290
Accretion of asset retirement obligation	4,275	3,120

EBITDA	$128,988	120,425

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Thursday, May 6, 2004, at 2:00 p.m. ET (12:00 p.m. MT) to discuss the items described in this press release. If you would like to participate please call 1.800.399.6298 (for U.S./Canada) or 1.706.634.0924 (for International) and request the Forest Oil teleconference.

        A replay will be available from May 6, 2004 through May 16, 2004. You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) or 1.706.645.9291 (for International), conference ID # 6871386. Please note that the reservation number is not needed to access the teleconference, only the replay.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

        Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada in Alberta. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit our website at www.forestoil.com.

May 5, 2004

###

FOREST OIL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2004	December 31, 2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,149	11,509
Accounts receivable	119,266	158,954
Derivative instruments	2,720	4,130
Current deferred tax asset	35,707	23,302
Other current assets	30,158	17,465

Total current assets	213,000	215,360
Net property and equipment	2,406,970	2,433,966
Assets held for sale related to discontinued operations	—	8,589
Other assets	26,591	25,633

	$2,646,561	2,683,548

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$133,176	192,001
Accrued interest	15,083	3,869
Derivative instruments	76,644	49,838
Asset retirement obligation	24,017	23,243
Other current liabilities	4,415	4,158

Total current liabilities	253,335	273,109
Long-term debt	886,287	929,971
Asset retirement obligation	197,414	188,189
Other liabilities	43,027	33,758
Deferred income taxes	83,707	72,723
Shareholders' equity:
Common stock	5,582	5,563
Capital surplus	1,306,029	1,302,340
Accumulated deficit	(37,433)	(56,495)
Accumulated other comprehensive loss	(35,502)	(9,740)
Treasury stock, at cost	(55,885)	(55,870)

Total shareholders' equity	1,182,791	1,185,798

	$2,646,561	2,683,548

FOREST OIL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$124,062	113,958
Oil, condensate and natural gas liquids	69,775	54,242

Total oil and gas sales	193,837	168,200
Processing income (loss), net	416	(128)

Total revenue	194,253	168,072
Operating expenses:
Oil and gas production	59,329	35,200
General and administrative	6,360	8,562
Depreciation and depletion	79,628	48,290
Accretion of asset retirement obligation	4,275	3,120

Total operating expenses	149,592	95,172

Earnings from operations	44,661	72,900
Other income and expense:
Other (income) expense, net	(424)	3,885
Interest expense	12,947	12,960

Total other income and expense	12,523	16,845

Earnings before income taxes, discontinued operations and cumulative effect of change in accounting principle	32,138	56,055
Income tax expense:
Current	711	52
Deferred	11,790	21,747

	12,501	21,799

Net earnings from continuing operations	19,637	34,256
Loss from discontinued operations (net of tax)	(575)	(1,239)
Cumulative effect of change in accounting principle for recording asset retirement obligation (net of tax)	—	5,854

Net earnings	$19,062	38,871

Weighted average number of common shares outstanding:
Basic	53,684	47,857

Diluted	54,749	48,733

Basic earnings per common share:
Earnings from continuing operations	$.37	.72
Loss from discontinued operations (net of tax)	(.01)	(.03)
Cumulative effect of change in accounting principle net of tax)	—	.12

Net earnings per common share	$.36	.81

Diluted earnings per common share:
Earnings from continuing operations	$.36	.71
Loss from discontinued operations (net of tax)	(.01)	(.03)
Cumulative effect of change in accounting principle (net of tax)	—	.12

Net earnings per common share	$.35	.80

FOREST OIL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In Thousands)
Cash flows from operating activities:
Net earnings before cumulative effect of change in accounting principle	$19,062	33,017
Adjustments to reconcile net earnings before cumulative effect of change in accounting principle to net cash provided by operating activities:
Depreciation and depletion	79,628	48,630
Accretion of asset retirement obligation	4,275	3,120
Amortization of deferred hedge gain	(1,226)	(1,095)
Amortization of deferred debt costs	702	559
Unrealized loss on derivative instruments, net	1,031	5
Deferred income tax expense	12,511	22,984
Loss on extinguishment of debt	—	3,975
Earnings in equity method investee	(309)	(113)
Other, net	6	(225)
Decrease (increase) in accounts receivable	39,110	(65,019)
Decrease (increase) in other current assets	(10,989)	722
Increase (decrease) in accounts payable	(58,428)	21,917
Increase in accrued interest and other current liabilities	12,404	5,621

Net cash provided by operating activities	97,777	74,098
Cash flows from investing activities:
Capital expenditures for property and equipment:
Exploration, development and acquisition costs	(59,417)	(72,751)
Other fixed assets	(639)	(278)
Proceeds from sale of assets	7,365	15
Sale of goodwill and contract value	8,493	—
Decrease (increase) in other assets, net	(1,002)	(1,029)

Net cash used by investing activities	(45,200)	(74,043)
Cash flows from financing activities:
Proceeds from bank borrowings	241,490	185,000
Repayments of bank borrowings	(284,000)	(140,000)
Redemption and repurchases of 10 1/2% senior subordinated notes	—	(69,441)
Proceeds of common stock offering, net of offering costs	—	205,600
Repurchase and retirement of common stock	—	(184,632)
Proceeds from the exercise of options and warrants	3,707	3,468
Decrease in other liabilities, net	(67)	(334)

Net cash used by financing activities	(38,870)	(339)
Effect of exchange rate changes on cash	(67)	378

Net increase in cash and cash equivalents	13,640	94
Cash and cash equivalents at beginning of period	11,509	13,166

Cash and cash equivalents at end of period	$25,149	13,260

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FOREST OIL ANNOUNCES 10% PRODUCTION INCREASE IN FIRST QUARTER